Alternative Loan Trust 2007-OA4
Issuing Entity
Final Term Sheet
$717,258,300 (Approximate)
CWALT, Inc.
Depositor
Countrywide Home Loans, Inc.
Sponsor and Seller
Countrywide Home Loans Servicing LP
Master Servicer

     This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.
     The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and none of the depositor, the issuing entity or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.
     THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.
     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.
     The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.
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FREE WRITING PROSPECTUS DATED MARCH 28, 2007
Mortgage Pass-Through Certificates, Series 2007-OA4
Distributions payable monthly, beginning April 25, 2007
     The issuing entity will issue certificates, including the following classes of certificates that are offered pursuant to this free writing prospectus:

	Initial Class			Initial Class
	Certificate	Pass-Through		Certificate	Pass-Through
	Balance(1)	Rate(2)		Balance(1)	Rate(2)
Class A-1	$391,786,000	Floating	Class M-3	$4,722,000	Floating
Class A-2	$163,244,000	Floating	Class M-4	$10,531,000	Floating
Class A-3	$97,947,000	Floating	Class M-5	$4,359,000	Floating
Class R	$100	N/A	Class M-6	$3,631,000	Floating
Class RC	$100	N/A	Class M-7	$3,632,000	Floating
Class RX	$100	N/A	Class M-8	$3,632,000	Floating
Class M-1	$16,343,000	Floating	Class M-9	$3,631,000	Floating
Class M-2	$13,800,000	Floating

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5%.

(2)	The classes of certificates offered by this free writing prospectus, together with their pass-through rates, the index on which the pass-through rates are based, the method for calculating their pass-through rates and their initial ratings, are listed in the tables under “Summary — Description of the Certificates” beginning on page 4 of this free writing prospectus.

Summary
Issuing Entity
Alternative Loan Trust 2007-OA4, a common law trust formed under the laws of the State of New York.
Depositor
CWALT, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.
Sponsor and Sellers
Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. The remainder of the mortgage loans will be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.
Master Servicer
Countrywide Home Loans Servicing LP
Trustee
The Bank of New York
The NIM Insurer
After the closing date, a separate trust or trusts (or other form of entity) may be established to issue net interest margin securities secured by all or a portion of the Class CP Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guaranty payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.
Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.
Pooling and Servicing Agreement
The pooling and servicing agreement among the sellers, the master servicer, the depositor and the trustee, under which the issuing entity will be formed.
Cut-off Date
For any mortgage loan, the later of March 1, 2007 and the origination date for that mortgage loan.
Closing Date
On or about March 29, 2007.
The Mortgage Loans
The mortgage loans will consist of 30-year and 40-year conventional, adjustable rate, negative amortization mortgage loans secured by first liens on one-to-four family residential properties. The mortgage rate on each mortgage loan has an introductory fixed rate period of zero, one or three months after origination. Thereafter, the interest rate on each mortgage loan adjusts monthly based on a specified index, but the scheduled monthly payments on the mortgage loans adjust annually.
The statistical information presented in this free writing prospectus is as of the cut-off date. The depositor believes that the information set forth in this free writing prospectus regarding the mortgage loans as of the cut-off date is representative of the characteristics of the mortgage loans that will be delivered on the closing date. However, certain mortgage loans may prepay or may be determined not to meet the eligibility requirements for inclusion in the final mortgage pool. A limited number of mortgage loans may be substituted for the mortgage loans that are described in this free writing prospectus. Any substitution will not result in a material difference in the final mortgage pool although the cut-off date information regarding the actual mortgage loans may vary somewhat from the information regarding the mortgage loans presented in this free writing prospectus.

As of the cut-off date, the mortgage loans had the following characteristics:

Aggregate Current Principal Balance	$726,337,988
Geographic Concentrations in excess of 10%:
California	52.79%
Florida	14.30%
Weighted Average Original LTV Ratio	73.10%
Weighted Average Current Mortgage Rate	6.562%
Range of Current Mortgage Rates	1.000% to 9.950%
Average Current Principal Balance	$401,958
Range of Current Principal Balances	$40,600 to $2,494,926
Weighted Average Remaining Term to Maturity	392 months
Weighted Average FICO Credit Score	708
Weighted Average Gross Margin	3.396%
Weighted Average Maximum Mortgage Rate	9.978%
Weighted Average Minimum Mortgage Rate	3.396%
Additional information regarding the mortgage loans is set forth in Annex A to this free writing prospectus.

Description of the Certificates
The issuing entity will issue the following classes of certificates:

	Initial
	Class Certificate		Initial Rating	Initial Rating	Initial Rating
Class	Balance (1)	Type	(Moody’s) (2)	(S&P) (2)	(Fitch) (2)
Offered Certificates

Class A-1	$391,786,000	Senior/Floating Pass-Through Rate/Super Senior	Aaa	AAA	AAA

Class A-2	$163,244,000	Senior/Floating Pass-Through Rate/Super Senior/Support	Aaa	AAA	AAA

Class A-3	$97,947,000	Senior/Floating Pass-Through Rate/Support	Aaa	AAA	AAA

Class R	$100	Senior/REMIC Residual/Principal Only	Aaa	AAA	AAA

Class RC	$100	Senior/REMIC Residual/Principal Only	Aaa	AAA	AAA

Class RX	$100	Senior/REMIC Residual/Principal Only	Aaa	AAA	AAA

Class M-1	$16,343,000	Subordinate/Floating Pass- Through Rate	Aaa	AA+	AA+

Class M-2	$13,800,000	Subordinate/Floating Pass- Through Rate	Aaa	AA	AA

Class M-3	$4,722,000	Subordinate/Floating Pass- Through Rate	Aa1	AA-	AA-

Class M-4	$10,531,000	Subordinate/Floating Pass- Through Rate	Aa1	A+	A+

Class M-5	$4,359,000	Subordinate/Floating Pass- Through Rate	Aa2	A	A

Class M-6	$3,631,000	Subordinate/Floating Pass- Through Rate	Aa3	A-	A-

Class M-7	$3,632,000	Subordinate/Floating Pass- Through Rate	A2	BBB+	A-

Class M-8	$3,632,000	Subordinate/Floating Pass- Through Rate	Baa1	BBB	BBB+

Class M-9	$3,631,000	Subordinate/Floating Pass- Through Rate	Baa3	BBB-	BBB

Non-Offered Certificates (3)

Class M-10	$4,721,000	Subordinate/Floating Pass- Through Rate

Class CP(4)	N/A	Residual/Prepayment Charges

(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 5% depending on the amount of mortgage loans actually delivered on the closing date.

(2)	The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies,

Inc. (“S&P”) and Fitch Ratings, Inc. (“Fitch”). A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(3)	The Class M-10 and Class CP Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class M-10 and Class CP Certificates is provided only to permit a better understanding of the offered certificates.

(4)	The Class CP Certificates will be entitled to receive all prepayment charges received in respect of the mortgage loans and excess cashflow in the order described in this free writing prospectus.
The certificates will also have the following characteristics:

	Pass-Through Rate	Pass-Through Rate
	On and Before	After
	Optional	Optional		Interest Accrual
Class	Termination Date	Termination Date	Accrual Period	Convention
Offered Certificates
Class A-1	LIBOR + 0.170% (1)	LIBOR + 0.340% (1)	(2)	Actual/360 (3)
Class A-2	LIBOR + 0.220% (1)	LIBOR + 0.440% (1)	(2)	Actual/360 (3)
Class A-3	LIBOR + 0.260% (1)	LIBOR + 0.520% (1)	(2)	Actual/360 (3)
Class R	(4)	(4)	N/A	N/A
Class RC	(4)	(4)	N/A	N/A
Class RX	(4)	(4)	N/A	N/A
Class M-1	LIBOR + 0.450% (1)	LIBOR + 0.675% (1)	(2)	Actual/360 (3)
Class M-2	LIBOR + 0.500% (1)	LIBOR + 0.750% (1)	(2)	Actual/360 (3)
Class M-3	LIBOR + 0.600% (1)	LIBOR + 0.900% (1)	(2)	Actual/360 (3)
Class M-4	LIBOR + 0.700% (1)	LIBOR + 1.050% (1)	(2)	Actual/360 (3)
Class M-5	LIBOR + 0.750% (1)	LIBOR + 1.125% (1)	(2)	Actual/360 (3)
Class M-6	LIBOR + 0.800% (1)	LIBOR + 1.200% (1)	(2)	Actual/360 (3)
Class M-7	LIBOR + 1.250% (1)	LIBOR + 1.875% (1)	(2)	Actual/360 (3)
Class M-8	LIBOR + 1.500% (1)	LIBOR + 2.250% (1)	(2)	Actual/360 (3)
Class M-9	LIBOR + 1.500% (1)	LIBOR + 2.250% (1)	(2)	Actual/360 (3)

Non-Offered Certificates
Class M-10	LIBOR + 1.500% (1)	LIBOR + 2.250% (1)	(2)	Actual/360 (3)
Class CP	N/A	N/A	N/A	N/A

(1)	The pass-through rate on this class of certificates for the accrual period related to any distribution date will be a per annum rate equal to the lesser of (i) one-month LIBOR for the related accrual period plus the related margin and (ii) the net rate cap. One-month LIBOR for the related accrual period is calculated as described in this free writing prospectus under “Description of the Certificates – Calculation of LIBOR.” If on any distribution date, the pass-through rate for a Class of LIBOR Certificates is based on the net rate cap, the holders of the applicable certificates will be entitled to receive the resulting shortfall from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “Description of the Certificates – Overcollateralization Provisions.”

(2)	The accrual period for any distribution date will be the period commencing on the distribution date in the month prior to the month in which that distribution date occurs (or commencing on the closing date, in the case of the first distribution date) and ending on the day immediately prior to that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year and the actual number of days that elapsed in the applicable accrual period.

(4)	This class of certificates will not accrue any interest.

Designations
We sometimes use the following designations to refer to the specified classes of certificates in order to aid your understanding of the certificates.

Designation	Classes of Certificates
Senior Certificates	Class A-1, Class A-2, Class A-3, Class R, Class RC and Class RX Certificates
Senior LIBOR Certificates	Class A-1, Class A-2 and Class A-3 Certificates

Residual Certificates	Class R, Class RC and Class RX Certificates

Class M Certificates or Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates

LIBOR Certificates	Senior LIBOR Certificates and Subordinated Certificates

Offered Certificates	Senior Certificates and the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates
Record Date
LIBOR Certificates:
The business day immediately preceding a distribution date, or if the LIBOR Certificates are no longer book-entry certificates, the last business day of the calendar month preceding the month of that distribution date.
Residual Certificates:
The last business day of the month preceding the month of the distribution date.
Denominations
Senior LIBOR Certificates:
$25,000 and multiples of $1 in excess thereof.
Residual Certificates:
Two certificates of $99.99 and $0.01, respectively.
Class M Certificates:
$100,000 and multiples of $1 in excess thereof.
Registration of Certificates
Offered Certificates(other than the Residual Certificates):
Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the residual certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.
Residual Certificates:
Fully registered certificated form. The Class R, Class RC and Class RX Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.
Distribution Dates
Beginning on April 25, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.
Last Scheduled Distribution Date
The last scheduled distribution date for the offered certificates is the distribution date in May 2047. Since the rate of distributions in reduction of the class certificate balance of each class of offered certificates will depend on the rate of payment (including prepayments) of the mortgage loans, the class certificate balance of any class could be reduced to zero significantly earlier or later than the last scheduled distribution date.
Interest Payments
The related accrual period, interest accrual convention and pass-through rate for each class of interest-bearing certificates is shown in the table on page 5.
On each distribution date, to the extent funds are available, each class of interest-bearing certificates will be entitled to receive:
•	the interest that has accrued at the related pass-through rate during the related accrual period on the class certificate balance of that class of certificates immediately prior to that distribution date,

•	interest carry forward amount, and

•	any net rate carryover due and any accrued interest on this amount.
The pass-through rate with respect to any class of certificates will be reduced to the extent that the amount of deferred interest on the mortgage loans exceeds the principal prepayments on the mortgage loans for the applicable distribution date, as described under “Description of the Certificates — Interest” in this free writing prospectus.
Principal Payments
On each distribution date, certificateholders will only receive a distribution of principal on their certificates only if there is cash available on that date for the distribution of principal. The priority of distributions will differ as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the mortgage loans.
Amounts Available for Distributions on the Certificates
Amounts Available with respect to Interest Distributions
The amount available for interest distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses described below are subtracted):
•	scheduled payments of interest on the mortgage loans collected during the applicable period less the related servicing fees;

•	interest on prepayments on the mortgage loans to the extent not allocable to the master servicer as additional servicing compensation;

•	interest amounts advanced by the master servicer on the mortgage loans and any required compensating interest paid by the master servicer related to voluntary prepayments in full of the mortgage loans; and

•	liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to interest).
Amounts Available with respect to Principal Distributions
The amount available for principal distributions on the certificates on any distribution date will generally consist of the following amounts (after fees and expenses as described below are subtracted):
•	scheduled payments of principal of the mortgage loans collected during the applicable period or advanced by the master servicer;

•	prepayments on the mortgage loans collected in the applicable period;

•	the stated principal balance of any mortgage loans repurchased or purchased by a seller or the master servicer, as applicable;

•	all proceeds of any primary mortgage guaranty insurance policies and any other insurance policies with respect to the mortgage loans, to the extent the proceeds are not applied to the restoration of the related mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	the excess, if any, of the stated principal balance of a deleted mortgage loan over the stated principal balance of the related substitute mortgage loan;

•	subsequent recoveries with respect to the mortgage loans;

•	liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to principal); and

•	excess interest (to the extent available) to maintain the targeted overcollateralization level as described under “Description of the Certificates — Overcollateralization Provisions” in this free writing prospectus.
Fees and Expenses
The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•	the master servicing fee and additional servicing compensation due to the master servicer;

•	the trustee fee due to the trustee;

•	lender paid mortgage insurance premiums, if any;

•	the amounts in reimbursement for advances previously made and other amounts as to which the master servicer and the trustee are entitled to be reimbursed from the Certificate Account pursuant to the pooling and servicing agreement;

•	all prepayment charges (which are distributable only to the Class CP Certificates); and

•	all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed.
Any amounts paid from the amounts collected with respect to the mortgage loans will reduce the amount that could have been distributed to the certificateholders.
Servicing Compensation
Master Servicing Fee:
The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.375% per annum (referred to as the master servicing fee rate). The amount of the master servicing fee is subject to adjustment with respect to prepaid mortgage loans.
Additional Servicing Compensation:
The master servicer is also entitled to receive, as additional servicing compensation, all late payment fees, assumption fees and other similar charges (excluding prepayment charges), prepayment interest excess and all reinvestment income earned on amounts on deposit in certain of the issuing entity’s accounts and excess proceeds with respect to mortgage loans.
Source and Priority of Payments:
The master servicing fee and the additional servicing compensation described above will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.
Priority of Distributions; Distributions of Interest
In general, on any distribution date, the interest funds will be distributed in the following order:
•	concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, current interest and interest carry forward amounts, pro rata based on their respective entitlements;

•	sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, current interest and interest carry forward amounts for each such class; and

•	as part of the excess cashflow.
Priority of Distributions; Distributions of Principal
On any distribution date, the principal funds will be distributed in the following order:
     (1) for each distribution date prior to the stepdown date or on which a trigger event is in effect, in an amount up to the principal distribution amount for such distribution date, sequentially:
          (A) sequentially, (x) concurrently, to the Class R, Class RC and Class RX Certificates, pro rata, until their respective class certificate balances are reduced to zero, and (y) concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, until their respective class certificate balances are reduced to zero;
          (B) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, until their respective class certificate balances are reduced to zero; and
          (C) as part of the excess cashflow; and
     (2) on each Distribution Date on or after the stepdown date so long as a trigger event is not in effect, sequentially:
          (A) concurrently, to the Class A-1, Class A-2, Class A-3 Certificates, pro rata, in an amount up to the senior principal distribution amount, until their respective class certificate balances are reduced to zero;
          (B) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, in an amount up to the applicable subordinated class principal distribution amount for each such class, until their respective class certificate balances are reduced to zero; and
          (C) as part of the excess cashflow.
Trigger Events:
A “trigger event” refers to certain specified levels of losses and/or delinquencies on the mortgage loans. Prior to the stepdown date or if a trigger event is in effect on or after the stepdown date, all amounts distributable as principal on a distribution date will be allocated first to the senior certificates, until those senior certificates are paid in full, before any distributions of principal are made on the subordinated certificates.
The Stepdown Date:
The stepdown date will be the earlier of:
•	the distribution date after the distribution date on which the aggregate class certificate balance of the senior certificates is reduced to zero; and
•	the later to occur of (x) the distribution date in April 2010 and (y) the first distribution date on which a fraction, the numerator of which is the excess of the aggregate stated principal balance of the mortgage loans as of the due date in the month of the current distribution date (after giving effect to principal prepayments received in the prepayment period related to that due date) over the aggregate class certificate balance of the senior certificates (after taking into account distributions of the principal remittance amount) for such distribution date, and the denominator of which is the aggregate stated principal balance of the mortgage loans as of the due date in the month of the current distribution date (after giving effect to principal prepayments received in the prepayment period related to that due date), is greater than or equal to (a) approximately 25.250% on any distribution date prior to the distribution date in April 2013 and (b) approximately 20.200% on any distribution date on or after the distribution date in April 2013.
Allocation of Losses
After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinated classes will comprise the sole source of funds from which credit enhancement is provided to the senior certificates. Realized losses will be allocated in the following order:
•	to the subordinated certificates, beginning with the class of subordinated certificates with the lowest distribution priority, until the class certificate balance of each subordinated class has been reduced to zero; and

•	sequentially, to the Class A-3 and Class A-2 Certificates, in that order, until their respective class certificate balances are reduced to zero.
Realized losses will not be allocated to the Class A-1 Certificates. In addition, realized losses allocated to any class of certificates will not be repaid from excess cashflow.
Credit Enhancement
Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:
Overcollateralization
“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the mortgage loans exceeds the aggregate class certificate balance of the certificates.
On the closing date, the aggregate stated principal balance of the mortgage loans is expected to exceed the initial aggregate class certificate balance of the senior and subordinated certificates by approximately $4,358,688. This amount is approximately equal to the initial level of overcollateralization required by the pooling and servicing agreement.
The mortgage loans are expected to generate more interest than is needed to pay interest on the certificates because the weighted average interest rate of the mortgage loans is expected to be higher than the sum of the weighted average pass-through rate on the certificates and the weighted average expense fee rate.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans if those losses are not otherwise covered by excess cashflow (if any) from the mortgage loans. The required level of overcollateralization may change over time.
Excess Cashflow
Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest distributions have been made and after the principal funds have been distributed.
On any distribution date, the excess cashflow (if any) will be distributed in the following order:
•	to the classes of certificates that are entitled to receive principal on that distribution date to the extent necessary to restore or maintain the required level of overcollateralization;
•	concurrently, to the classes of senior certificates, pro rata, to the extent needed to pay any net rate carryover for each such class;
•	sequentially, in order of their distribution priorities, to each class of subordinated certificates, to the extent needed to pay any net rate carryover for each such class; and
•	to the Class CP, Class R, Class RC and Class RX Certificates, as specified in the pooling and servicing agreement.
Subordination
The issuance of senior certificates and subordinated certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular distributions of interest and principal.
The senior certificates will have a distribution priority over the subordinated certificates. Within the Class M Certificates, the distribution priority is in numerical order.
Subordination is designed to provide the holders of certificates having a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the realized losses on the mortgage loans, first, among the subordinated certificates, beginning with the subordinated certificates with the lowest distribution priority and, second, to the senior certificates.
Advances
The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.
Repurchase, Substitution and Purchase of Mortgage Loans
The sellers will be required to repurchase, or substitute, a replacement mortgage loan for any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in that mortgage loan.
Additionally, the master servicer may purchase from the issuing entity any mortgage loan that is delinquent in payment by 151 days or more.
Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.
The purchase price for any mortgage loans repurchased by a seller or purchased by the master servicer will generally be equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the master servicing fee rate).
Optional Termination
The master servicer may purchase all of the remaining assets of the issuing entity and retire all outstanding classes of certificates on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any foreclosed real estate owned by the issuing entity declines to 10% or less of the aggregate stated principal balance of the mortgage loans as of the cut-off date. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.
Tax Status
For federal income tax purposes, the issuing entity (exclusive of the assets held in the carryover reserve fund) will consist of one or more REMICs: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The master REMIC will issue the several classes of certificates, which, other than the Class R Certificates, will represent the regular interests in the master REMIC. The offered certificates, other than the residual certificates, will also represent the right to receive net rate carryover payments. The Class R Certificates will represent ownership of the residual interest in the master REMIC, the Class RC Certificates will represent ownership of the residual interest in any underlying REMICs and the Class RX Certificates will represent ownership in a separate trust REMIC.
The assets held in the carryover reserve fund will not constitute any part of any REMIC created under the pooling and servicing agreement.
ERISA Considerations
The offered certificates (other than the residual certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met.
Legal Investment
The offered certificates (other than the Class M-7, Class M-8 and Class M-9 Certificates) will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

Description of the Certificates
General
     The certificates will be issued pursuant to the pooling and servicing agreement. We summarize below the material terms and provisions pursuant to which the certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the pooling and servicing agreement. When particular provisions or terms used in the pooling and servicing agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the pooling and servicing agreement after the issuing entity issues the certificates.
     The certificates represent obligations of the issuing entity only and do not represent an interest in or obligation of CWALT, Inc., Countrywide Home Loans, Inc. (or any other seller), Countrywide Home Loans Servicing LP or any of their affiliates.
     The Mortgage Pass-Through Certificates, Series 2007-OA4 will consist of the Class A-1, Class A-2, Class A-3, Class R, Class RC, Class RX, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9, Class M-10 and Class CP Certificates. Only the classes of certificates identified on the page 1 hereof as offered certificates are offered by this free writing prospectus (the “offered certificates”).
     When describing the certificates in this free writing prospectus, we use the following terms:

Designation	Classes of Certificates
Senior Certificates	Class A-1, Class A-2, Class A-3, Class R, Class RC and Class RX Certificates
Senior LIBOR Certificates	Class A-1, Class A-2 and Class A-3 Certificates
Residual Certificates	Class R, Class RC and Class RX Certificates
Class M Certificates or Subordinated Certificates	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates
LIBOR Certificates	Senior LIBOR Certificates and Subordinated Certificates
Offered Certificates	Senior Certificates and Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates
The certificates are generally referred to as the following types:

Class	Type
Class A-1 Certificates	Senior/Floating Pass-Through Rate/Super Senior
Class A-2 Certificates	Senior/Floating Pass-Through Rate/Super Senior/Support
Class A-3 Certificates	Senior/Floating Pass-Through Rate/Support
Residual Certificates	Senior/REMIC Residual/Principal Only
Subordinated Certificates	Subordinate/Floating Pass-Through Rate
     The Class M-10 and Class CP Certificates are not offered by this free writing prospectus. Any information presented in this free writing prospectus with respect to the Class M-10 and Class CP Certificates is provided only to permit a better understanding of the offered certificates.
     The Class CP Certificates will be entitled to all prepayment charges received in respect of the Mortgage Loans and excess cashflow as described in this free writing prospectus. These prepayment charges will not provide credit enhancement or be available for distribution to the holders of the other classes of certificates. The classes of offered certificates will have the respective initial Class Certificate Balances set forth on page 1 of this free writing prospectus. The initial Class Certificate Balances may vary in the aggregate by plus or minus 5%.

Calculation of Class Certificate Balance
     The “Class Certificate Balance” of any class of offered certificates as of any Distribution Date is the initial Class Certificate Balance of the class reduced by the sum of:
•	all amounts previously distributed to holders of certificates of the class as scheduled and unscheduled payments of principal; and

•	the Applied Realized Loss Amounts allocated to the class;
provided, however, that the Class Certificate Balance of the classes to which Realized Losses have been allocated will be increased sequentially in the order of distribution priority from highest to lowest, by the amount of Subsequent Recoveries on the Mortgage Loans distributed as principal to any class of certificates, but not by more than the amount of Realized Losses previously allocated to reduce the Class Certificate Balance of that class of certificates. See “The Agreements – Realization Upon Defaulted Mortgage Loans – Application of Liquidation Proceeds” in the prospectus.
     Although Subsequent Recoveries, if any, will be allocated to increase the Class Certificate Balance of a class of certificates, as described above, such Subsequent Recoveries will be included in the Principal Remittance Amount and will be distributed in the priority set forth below under “Distributions—Distributions of Principal,” and therefore such Subsequent Recoveries may not to be used to make any principal payments on the class or classes of certificates for which the Class Certificate Balances have been increased by allocation of Subsequent Recoveries as described above. Additionally, holders of such certificates will not be entitled to any distribution in respect of interest that would have accrued on the amount of the increase in Class Certificate Balance for any accrual period preceding the Distribution Date on which such increase occurs.
Book-Entry Certificates; Denominations
     The offered certificates (other than the Residual Certificates) will be book-entry certificates (the “Book-Entry Certificates”). Each of the Residual Certificates will be issued as two certificates in fully registered certificated form in an aggregate denomination of $100. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) may elect to hold their Book-Entry Certificates through the Depository Trust Company (“DTC”) in the United States, or Clearstream, Luxembourg (as defined in this free writing prospectus) or the Euroclear System (“Euroclear”), in Europe, if they are participants of such systems, or indirectly through organizations which are participants in such systems. Each class of Book-Entry Certificates will be issued in one or more certificates that will equal the aggregate principal balance of the applicable class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream Banking’s and Euroclear’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank will act as depositary for Clearstream, Luxembourg and Chase will act as depositary for Euroclear (in such capacities, individually the “Relevant Depositary” and collectively the “European Depositaries”). Investors may hold such beneficial interests in the Book-Entry Certificates that are Senior LIBOR Certificates in minimum denominations representing an original principal amount of $25,000 and integral multiples of $1 in excess thereof. Investors may hold such beneficial interests in the Book-Entry Certificates that are Subordinated Certificates in minimum denominations representing an original principal amount of $100,000 and integral multiples of $1 in excess thereof. Except as described below, no person acquiring a beneficial ownership in a Book-Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing such person’s beneficial ownership interest in such Book-Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the pooling and servicing agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC.

     The beneficial owner’s ownership of a Book-Entry Certificate will be recorded on the records of the brokerage firm, bank, thrift institution or other financial intermediary (each, a “Financial Intermediary”) that maintains the beneficial owner’s account for such purpose. In turn, the Financial Intermediary’s ownership of such Book-Entry Certificate will be recorded on the records of DTC (or of a participating firm that acts as agent for the Financial Intermediary, whose interest will in turn be recorded on the records of DTC, if the beneficial owner’s Financial Intermediary is not a DTC participant and on the records of Clearstream, Luxembourg or Euroclear, as appropriate).
     Certificate Owners will receive all distributions of principal of, and interest on, the offered certificates from the trustee through DTC and DTC participants. While the offered certificates are outstanding (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the offered certificates and is required to receive and transmit distributions of principal of, and interest on, the offered certificates. Participants and organizations which have indirect access to the DTC system, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”), with whom Certificate Owners have accounts with respect to offered certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess certificates, the Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interest.
     Certificate Owners will not receive or be entitled to receive certificates representing their respective interests in the offered certificates, except under the limited circumstances described below. Unless and until Definitive Certificates are issued, Certificate Owners who are not Participants may transfer ownership of offered certificates only through Participants and Indirect Participants by instructing such Participants and Indirect Participants to transfer Book-Entry Certificates, by book-entry transfer, through DTC for the account of the purchasers of such Book-Entry Certificates, which account is maintained with their respective Participants. Under the Rules and in accordance with DTC’s normal procedures, transfers of ownership of Book-Entry Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and Indirect Participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.
     Because of time zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a Participant will be made during, subsequent securities settlement processing and dated the business day following, the DTC settlement date. Such credits or any transactions in such securities, settled during such processing will be reported to the relevant Euroclear or Clearstream, Luxembourg Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear, as a result of sales of securities by or through a Clearstream, Luxembourg Participant or Euroclear Participant to a DTC Participant, will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures, relating to the offered certificates, see “Material Federal Income Tax Consequences — Tax Treatment of Foreign Investors” in the prospectus and “Global, Clearance, Settlement And Tax Documentation Procedures — Certain U.S. Federal Income Tax Documentation Requirements” in Annex I hereto.
     Transfers between Participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures.
     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the Relevant Depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterpart in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the Relevant Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream, Luxembourg Participants and Euroclear Participants may not deliver instructions directly to the European Depositaries.
     DTC, which is a New York-chartered limited purpose trust company, performs services for its participants, some of which (and/or their representatives) own DTC. In accordance with its normal procedures, DTC is expected to record the positions held by each DTC participant in the Book-Entry Certificates, whether held for its own account or as a nominee for another person. In general, beneficial ownership of Book-Entry Certificates will be subject to the rules, regulations and procedures governing DTC and DTC participants as in effect from time to time.
     Clearstream Banking, société anonyme, 67 Bd Grande-Duchesse Charlotte, L-2967 Luxembourg (“Clearstream, Luxembourg”), was incorporated in 1970 as “Clearstream, Luxembourg S.A.” a company with limited liability under Luxembourg law (a société anonyme). Clearstream, Luxembourg S.A. subsequently changed its name to Cedelbank. On 10 January 2000, Cedelbank’s parent company, Clearstream, Luxembourg International, société anonyme (“CI”) merged its clearing, settlement and custody business with that of Deutsche Borse Clearing AG (“DBC”). The merger involved the transfer by CI of substantially all of its assets and liabilities (including its shares in CB) to a new Luxembourg company, New Clearstream, Luxembourg International, société anonyme (“New CI”), which is 50% owned by CI and 50% owned by DBC’s parent company Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions. Clearstream, Luxembourg International currently has 92 shareholders, including U.S. financial institutions or their subsidiaries. No single entity may own more than 5 percent of Clearstream, Luxembourg International’s stock.
     Further to the merger, the Board of Directors of New Clearstream, Luxembourg International decided to re-name the companies in the group in order to give them a cohesive brand name. The new brand name that was chosen is “Clearstream” With effect from January 14, 2000 New CI has been renamed “Clearstream International, société anonyme.” On January 18, 2000, Cedelbank was renamed “Clearstream Banking, société anonyme” and Clearstream, Luxembourg Global Services was renamed “Clearstream Services, société anonyme.”
     On January 17, 2000 DBC was renamed “Clearstream Banking AG.” This means that there are now two entities in the corporate group headed by Clearstream International which share the name “Clearstream Banking,” the entity previously named “Cedelbank” and the entity previously named “Deutsche Borse Clearing AG.”
     Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg customers through electronic book-entry changes in accounts of Clearstream, Luxembourg customers, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Clearstream, Luxembourg in any of 36 currencies, including United States Dollars. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, “CSSF,” which supervises Luxembourg banks. Clearstream, Luxembourg’s customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Clearstream, Luxembourg’s U.S. customers are limited to securities brokers and dealers, and banks. Currently, Clearstream, Luxembourg has approximately 2,000 customers located in over 80 countries, including all major European countries, Canada, and the United States. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream, Luxembourg. Clearstream, Luxembourg has established an electronic bridge with Euroclear Bank S.A./N.V. as the Operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.
     Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.
     The Euroclear Operator has a banking license from the Belgian Banking and Finance Commission. This license authorizes the Euroclear Operator to carry out banking activities on a global basis.
     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.
     Distributions on the Book-Entry Certificates will be made on each Distribution Date by the trustee to DTC. DTC will be responsible for crediting the amount of such payments to the accounts of the applicable DTC participants in accordance with DTC’s normal procedures. Each DTC participant will be responsible for disbursing such payments to the beneficial owners of the Book-Entry Certificates that it represents and to each Financial Intermediary for which it acts as agent. Each such Financial Intermediary will be responsible for disbursing funds to the beneficial owners of the Book-Entry Certificates that it represents.
     Under a book-entry format, beneficial owners of the Book-Entry Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the trustee to Cede & Co. Distributions with respect to offered certificates held through Clearstream, Luxembourg or Euroclear will be credited to the cash accounts of Clearstream, Luxembourg Participants or Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by the Relevant Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Material Federal Income Tax Consequences — Tax Treatment of Foreign Investors” in the prospectus. Because DTC can only act on behalf of Financial Intermediaries, the ability of a beneficial owner to pledge Book-Entry Certificates to persons or entities that do not participate in the depository system, or otherwise take actions in respect of such Book-Entry Certificates, may be limited due to the lack of physical certificates for such Book-Entry Certificates. In addition, issuance of the Book-Entry Certificates in book-entry form may reduce the liquidity of such Certificates in the secondary market since certain potential investors may be unwilling to purchase certificates for which they cannot obtain physical certificates.
     Monthly and annual reports on the issuing entity provided by the master servicer to Cede & Co., as nominee of DTC, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting DTC or the Relevant Depositary, and to the Financial Intermediaries to whose DTC accounts the Book-Entry Certificates of such beneficial owners are credited.
     DTC has advised the depositor and the trustee that, unless and until Definitive Certificates are issued, DTC will take any action permitted to be taken by the holders of the Book-Entry Certificates under the pooling and servicing agreement only at the direction of one or more Financial Intermediaries to whose DTC accounts the Book-Entry Certificates are credited, to the extent that such actions are taken on behalf of Financial Intermediaries whose holdings include such Book-Entry Certificates. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of a Book-Entry Certificate under the pooling and servicing agreement on behalf of a Clearstream, Luxembourg Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to the ability of the Relevant Depositary to effect such actions on its behalf through DTC. DTC may take actions, at the direction of the related Participants, with respect to some Book-Entry Certificates which conflict with actions taken with respect to other Book-Entry Certificates.
     Definitive Certificates will be issued to beneficial owners of the Book-Entry Certificates, or their nominees, rather than to DTC, only if (a) DTC or the depositor advises the trustee in writing that DTC is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depositary with respect to the Book-Entry Certificates and the depositor or the trustee is unable to locate a qualified successor or (b) after the occurrence of an event of default (as defined in the pooling and servicing agreement), beneficial owners having not less than 51% of the voting rights evidenced by the offered certificates advise the trustee and DTC through the Financial Intermediaries and the DTC participants in writing that the continuation of a book-entry system through DTC (or a successor thereto) is no longer in the best interests of beneficial owners of such class.
     Upon the occurrence of any of the events described in the immediately preceding paragraph, the trustee will be required to notify all beneficial owners of the occurrence of such event and the availability through DTC of Definitive Certificates. Upon surrender by DTC of the global certificate or certificates representing the Book-Entry Certificates and instructions for re-registration, the trustee will issue Definitive Certificates, and thereafter the trustee will recognize the holders of such Definitive Certificates as holders of the related offered certificates under the pooling and servicing agreement.
     Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Certificates among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.
     For a description of the procedures generally applicable to Book-Entry Certificates, see “Description of the Securities – Book-Entry Registration of Securities” in the prospectus.
Payments on Mortgage Loans; Accounts
     Certificate Account. On or before the closing date, the master servicer will establish an account (the “Certificate Account”), which will be maintained in trust for the benefit of the certificateholders. The Certificate Account will be established by the master servicer initially at Countrywide Bank, FSB, which is an affiliate of the depositor, the sellers and the master servicer. The master servicer will deposit or cause to be deposited in the Certificate Account, within two business days after receipt (or, on a daily basis, if the long-term credit rating of Countrywide Home Loans has been reduced below the rating specified in the pooling and servicing agreement) the following payments and collections remitted by subservicers or received by it in respect of Mortgage Loans subsequent to the cut-off date (other than in respect of principal and interest due on the Mortgage Loans on or before the cut-off date) and the following amounts required to be deposited under the pooling and servicing agreement:
•	all payments on account of principal on the Mortgage Loans, including principal prepayments;

•	all payments on account of interest on the Mortgage Loans, net of the Master Servicing Fee (as adjusted by Compensating Interest payments) and any lender paid mortgage insurance premiums and any Prepayment Interest Excess;

•	all payments on account of prepayment charges on the Mortgage Loans;

•	all insurance proceeds, Subsequent Recoveries and liquidation proceeds, other than proceeds to be applied to the restoration or repair of a mortgaged property or released to the borrower in accordance with the master servicer’s normal servicing procedures;

•	any amount required to be deposited by the master servicer pursuant to the pooling and servicing agreement in connection with any losses on permitted investments for which it is responsible;

•	any amounts received by the master servicer with respect to primary mortgage insurance and in respect of net monthly rental income from REO Property;

•	all Substitution Adjustment Amounts; and

•	all advances made by the master servicer.
     Prior to their deposit into the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the master servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the prospectus.
     The master servicer may from time to time make withdrawals from the Certificate Account for the following purposes:
•	to pay to the master servicer the Master Servicing Fee and the additional servicing compensation (to the extent not previously retained by the master servicer) described above under “Servicing of Mortgage Loans—Servicing Compensation and Payment of Expenses”;

•	to reimburse each of the master servicer and the trustee for unreimbursed advances made by it, which right of reimbursement pursuant to this subclause being limited to amounts received on the Mortgage Loan(s) in respect of which any such advance was made;

•	to reimburse each of the master servicer and the Trustee for any nonrecoverable advance previously made by it (and prior to the reimbursement, the master servicer will deliver to the trustee an officer’s certificate indicating the amount of the nonrecoverable advance and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable advance);

•	to reimburse the master servicer for insured expenses from the related insurance proceeds;

•	to reimburse the master servicer for (a) any unreimbursed customary, reasonable and necessary “out of pocket” costs and expenses incurred in the performance by the master servicer of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration and protection of a mortgaged property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (collectively, “Servicing Advances”), which right of reimbursement pursuant to this clause is limited to amounts received representing late recoveries of the payments of these costs and expenses (or liquidation proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto);

•	to pay to the purchaser, with respect to each Mortgage Loan or property acquired in respect thereof that it has purchased as required under the pooling and servicing agreement, all amounts received on such Mortgage Loan after the date of such purchase;

•	to reimburse the sellers, the master servicer for expenses incurred by any of them and reimbursable pursuant to the pooling and servicing agreement;

•	to withdraw any amount deposited in the Certificate Account and not required to be deposited in the Certificate Account;

•	to withdraw an amount equal to the sum of (a) the Interest Funds, (b) the Principal Remittance Amount, (c) any prepayment charges received and (d) the Trustee Fee for such Distribution Date and remit such amount to the trustee for deposit in the Distribution Account; and

•	to clear and terminate the Certificate Account upon termination of the pooling and servicing agreement.
The master servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account described in the first six bullet points above.
     Distribution Account. The trustee will establish and maintain a distribution account (the “Distribution Account”) on behalf of the certificateholders. The trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:
•	the aggregate amount remitted by the master servicer to the trustee; and

•	any amount required to be deposited by the master servicer in connection with any losses on investment of funds in the Distribution Account.
     The trustee will withdraw funds from the Distribution Account for distribution to the certificateholders as described below under “— Distributions” and may from time to time make withdrawals from the Distribution Account:
•	to pay the Trustee Fee to the trustee;

•	to pay to the master servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account;

•	to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the master servicer through delivery of a written notice to the trustee describing the amounts deposited in error); and

•	to clear and terminate the Distribution Account upon the termination of the pooling and servicing agreement.
     There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.
     Prior to each Determination Date, the master servicer is required to provide the trustee a report containing the data and information concerning the Mortgage Loans that is required by the trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the master servicer in that report and will be permitted to conclusively rely on any information provided to it by the master servicer.
Investments of Amounts Held in Accounts
     The Certificate Account and the Distribution Account. All funds in the Certificate Account and the Distribution Account will be invested in permitted investments at the direction, and for the benefit and risk, of the master servicer. All income and gain net of any losses realized from the investment will be for the benefit of the master servicer as additional servicing compensation and will be remitted to it monthly as described herein.
     The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the master servicer in the Certificate Account or paid to the trustee for deposit into the Distribution Account out of the master servicer’s own funds immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account or the Distribution Account and made in accordance with the pooling and servicing agreement.
     The Carryover Reserve Fund. Funds in the Carryover Reserve Fund may be invested in permitted investments at the direction of the holders of the Class CP Certificates. If the trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund in The Bank of New York cash reserves. Any net investment earnings will be retained in the Carryover Reserve Fund until withdrawn upon the earlier of the reduction of the aggregate Class Certificate Balance of the LIBOR Certificates to zero and the termination of the pooling and servicing agreement. Any losses incurred in the Carryover Reserve Fund in respect of the investment will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) immediately as realized. The trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund and made in accordance with the pooling and servicing agreement.

Fees and Expenses
     The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees

Master Servicing Fee /Master Servicer	One-twelfth of the Stated Principal Balance of each Mortgage Loan multiplied by the Master Servicing Fee Rate (3)	Compensation	Amounts on deposit in the Certificate Account representing payments of interest and application of liquidation proceeds with respect to that Mortgage Loan.	Monthly

	• Prepayment Interest Excess	Compensation	Interest paid by obligors with respect to certain prepayments on the Mortgage Loans	Monthly

	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time

	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and the Distribution Account	Monthly

	• Excess Proceeds (4)	Compensation	Liquidation proceeds and Subsequent Recoveries	Time to time

Trustee Fee (the “Trustee Fee”) / Trustee	One-twelfth of the Trustee Fee Rate multiplied by the aggregate Stated Principal Balance of the outstanding Mortgage Loans (5)	Compensation	Amounts on deposit in the Certificate Account or the Distribution Account	Monthly

Expenses

Insured expenses /Master Servicer	Expenses incurred by the master servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time

Servicing Advances /Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses	With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (6)	Time to time

Indemnification expenses / the sellers, the master servicer and the depositor	Amounts for which the sellers, the master servicer and depositor are entitled to indemnification (7)	Indemnification	Amounts on deposit on the Certificate Account	Monthly

(1)	If the trustee succeeds to the position of master servicer, it will be entitled to receive the same fees and expenses of the master servicer described in this free writing prospectus. Any increase in the fees and expenses described in this free writing prospectus would require an amendment to the pooling and servicing agreement.

(2)	Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the master servicer in the case of amounts owed to the master servicer) prior to distributions on the certificates.

(3)	The Master Servicing Fee Rate for each Mortgage Loan will equal 0.375% per annum. The amount of the monthly servicing fee is subject to adjustment with respect to Mortgage Loans that are prepaid in full.

(4)	“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any net liquidation proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during the calendar month prior to each Due Date as to which interest was not paid or advanced on the Mortgage Loan.

(5)	The “Trustee Fee Rate” is equal to 0.009% per annum.

(6)	Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, liquidation proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(7)	Each of the sellers, the master servicer, and the depositor are entitled to indemnification of certain expenses.

Distributions
     Distributions on the certificates will be made by the trustee on the 25th day of each month or, if that day is not a business day, on the first business day thereafter, commencing in April 2007 (each, a “Distribution Date”), to the persons in whose names the certificates are registered at the close of business on the applicable Record Date. The “Record Date” for the LIBOR Certificates and any Distribution Date will be the business day immediately preceding that Distribution Date, or if the LIBOR Certificates are no longer book-entry certificates, the Record Date will be the last business day of the calendar month preceding the month of that Distribution Date. For each other class of certificates and any Distribution Date, the Record Date will be the last business day of the calendar month immediately prior to the month in which that Distribution Date occurs.
     Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the applicable certificate register or, in the case of any certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more and who has so notified the trustee in writing in accordance with the pooling and servicing agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentation and surrender of the certificates at the corporate trust office of the trustee.
     On each Distribution Date, the trustee will withdraw all prepayment charges in the Distribution Account and then distribute them to the Class CP Certificates.
     The “Interest Remittance Amount” for any Distribution Date is equal to:
          (a) the sum, without duplication, of:
     (1) all scheduled interest on the Mortgage Loans due on the related Due Date that are received on or prior to the related Determination Date, less the related Master Servicing Fees and any payments made in respect of premiums on lender paid insurance mortgage loans,
     (2) all interest on prepayments on the Mortgage Loans, other than Prepayment Interest Excess,
     (3) all advances relating to interest in respect of the Mortgage Loans,
     (4) amounts paid by the master servicer in respect of Compensating Interest, and
     (5) liquidation proceeds on the Mortgage Loans (to the extent such liquidation proceeds relate to interest), minus
          (b) all non-recoverable advances in respect of the Mortgage Loans relating to interest and certain expenses reimbursed since the prior Due Date.
     The “Principal Remittance Amount” for any Distribution Date is equal to:
     (a) the sum, without duplication, of:
     (1) the principal portion of the regular monthly payment collected or advanced on the Mortgage Loans with respect to the related Due Date,
     (2) prepayments on the Mortgage Loans (net of Deferred Interest) collected in the related Prepayment Period,

     (3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a seller or purchased by the master servicer with respect to that Distribution Date,
     (4) any Substitution Adjustment Amounts in respect of Mortgage Loans, and
     (5) all liquidation proceeds in respect of Mortgage Loans (to the extent such liquidation proceeds related to principal) and all Subsequent Recoveries in respect of Mortgage Loans received during the related Prepayment Period, minus
     (b) all non-recoverable advances relating to principal on the Mortgage Loans and certain expenses reimbursed since the prior Due Date.
     “Prepayment Interest Excess” means with respect to any Mortgage Loan and principal prepayment received by the master servicer from the first day through the fifteenth day of any calendar month (other than the calendar month in which the cut-off date occurs), all amounts paid by the related borrower in respect of interest on such principal prepayment.
Interest
     General. On each Distribution Date, the interest distributable with respect to the offered certificates is the interest which has accrued on the Class Certificate Balances thereof immediately prior to that Distribution Date at the then applicable related Pass-Through Rate during the applicable Accrual Period and any Interest Carry Forward Amount.
     The Pass-Through Rates for the LIBOR Certificates are variable rates that may change from Distribution Date to Distribution Date. Additionally, the Pass-Through Rates for the LIBOR Certificates are subject to increase after the Optional Termination Date. On each Distribution Date, the Pass-Through Rate for the LIBOR Certificates will be subject to the Net Rate Cap. If on any Distribution Date, the Pass-Through Rate for a class of LIBOR Certificates is based on the Net Rate Cap, each holder of the applicable certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “— Overcollateralization Provisions”.
     Distributions of Interest Funds. On each Distribution Date, the Interest Funds for such Distribution Date are required to be distributed in the following order:
     (1) concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, Current Interest and Interest Carry Forward Amount, pro rata based on their respective entitlements;
     (2) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, Current Interest and Interest Carry Forward Amount for each such class; and
     (3) any remainder, as part of the Excess Cashflow described under “—Overcollateralization Provisions” below.
     Interest Entitlement. Interest on the LIBOR Certificates will be calculated on the basis of a 360-day year and the actual number of days that elapsed in that Accrual Period. The Residual Certificates do not bear interest.

Definitions related to Interest Calculations.
     For any Distribution Date, the “Accrual Period” for the LIBOR Certificates will be the period commencing on the Distribution Date in the month prior to the month in which that Distribution Date occurs (or the closing date, in the case of the first Distribution Date) and ending on day immediately prior to that Distribution Date.
     The “Interest Funds” for any Distribution Date are equal to (a) the sum of (i) the Interest Remittance Amount and (ii) the lesser of the principal prepayments received in the Prepayment Period related to that Distribution Date and the Deferred Interest on the Mortgage Loans for such Distribution Date, minus (b) the Trustee Fee for such Distribution Date.
     The “Current Interest,” with respect to each class of LIBOR Certificates and each Distribution Date, is the interest accrued at the applicable Pass-Through Rate for the applicable Accrual Period on the Class Certificate Balance of such class immediately prior to such Distribution Date, minus Net Interest Shortfalls allocated to that class for that Distribution Date.
     “Net Interest Shortfall” means, with respect to any Distribution Date, the sum of the Net Prepayment Interest Shortfall and Relief Act Shortfall.
     “Net Prepayment Interest Shortfall” means, with respect to any Distribution Date, the excess of the aggregate Prepayment Interest Shortfall during the related Prepayment Period over the Compensating Interest for such Distribution Date.
     “Prepayment Interest Shortfall” means, with respect to any Distribution Date, the amount by which interest paid by a borrower in connection with a prepayment of principal on a Mortgage Loan during the portion of the related Prepayment Period occurring in the calendar month preceding the month of the Distribution Date is less than one month’s interest at the related Mortgage Rate less the Master Servicing Fee Rate on the Stated Principal Balance of the Mortgage Loan.
     “Relief Act Shortfall” means, with respect to any Distribution Date, the shortfall, if any, in collections of interest on the Mortgage Loans, resulting from the Servicemembers’ Civil Relief Act or similar legislation or regulations.
     The “Interest Carry Forward Amount” for a class of LIBOR Certificates on any Distribution Date is the excess of:
     (1) Current Interest for such class with respect to prior Distribution Dates, over
     (2) the amount actually distributed to such class with respect to interest on prior Distribution Dates, plus the unpaid portion of any such excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the Net Rate Cap).
     The “Interest Distribution Amount,” with respect to each class of LIBOR Certificates and any Distribution Date, is the sum of Current Interest and the Interest Carry Forward Amount for each such class of certificates and such Distribution Date.
     The “Pass-Through Rate,” with respect to each Accrual Period and the LIBOR Certificates will be a per annum rate equal to the lesser of:
     (1) One-Month LIBOR for such Accrual Period (calculated as described below under “— Calculation of One-Month LIBOR”) plus the Pass-Through Margin for such class and Accrual Period and
     (2) the Net Rate Cap for such Distribution Date.

     The “Pass-Through Margin” for each class of LIBOR Certificates is as follows:

Class of Certificates	Pass-Through Margin
	(1)	(2)
Class A-1	0.170%	0.340%
Class A-2	0.220%	0.440%
Class A-3	0.260%	0.520%
Class M-1	0.450%	0.675%
Class M-2	0.500%	0.750%
Class M-3	0.600%	0.900%
Class M-4	0.700%	1.050%
Class M-5	0.750%	1.125%
Class M-6	0.800%	1.200%
Class M-7	1.250%	1.875%
Class M-8	1.500%	2.250%
Class M-9	1.500%	2.250%
Class M-10	1.500%	2.250%

(1)	For the Accrual Period related to any Distribution Date occurring on or prior to the Optional Termination Date.

(2)	For the Accrual Period related to any Distribution Date occurring after the Optional Termination Date.
     The Class R, Class RC, Class RX and Class CP Certificates do not have Pass-Through Rates.
     The “Adjusted Net Mortgage Rate,” with respect to each Mortgage Loan and any Distribution Date is equal to the Mortgage Rate on that Mortgage Loan as of the Due Date related to that Distribution Date minus the related Expense Fee Rate.
     The “Weighted Average Adjusted Net Mortgage Rate” for any Distribution Date means the average of the Adjusted Net Mortgage Rate of each Mortgage Loan, weighted on the basis of its Stated Principal Balance as of the Due Date in the prior month (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date).
     The “Net Rate Cap” for the LIBOR Certificates and each Distribution Date is equal to the lesser of (a) product of (i) the Weighted Average Adjusted Net Mortgage Rate on the Mortgage Loans as of the Due Date in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date) and (ii) a fraction, the numerator of which is 30, and the denominator of which is the actual number of days that elapsed in the related Accrual Period, and (b) the Available Funds Rate.
     The “Available Funds Rate” for the LIBOR Certificates and each Distribution Date is equal to the product of (a) the Interest Funds for that Distribution Date, (b) a fraction, the numerator of which is 12, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date occurring in the prior calendar month (after giving effect to principal prepayments received in the Prepayment Period related to that prior Due Date) and (c) a fraction, the numerator of which is 30, and the denominator of which is the actual number of days that elapsed in the related Accrual Period.
     The “Net Rate Carryover” for a class of LIBOR Certificates on any Distribution Date is the excess of:
     (1) the amount of interest that such class would have accrued for such Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the Net Rate Cap, over
     (2) the amount of interest such class accrued on such Distribution Date based on the Net Rate Cap,

     plus the unpaid portion of any such excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the Net Rate Cap).
Deferred Interest
     With respect to each Mortgage Loan and each related Due Date, “Deferred Interest” will be the excess, if any, of the amount of interest accrued on such Mortgage Loan from the preceding Due Date to such Due Date over the monthly payment due for such Due Date. Such excess may occur because the mortgage rates of the Mortgage Loans adjust monthly, while the monthly payment generally adjusts annually, or as a result of the application of the Payment Caps, in either case, resulting in negative amortization.
Principal
     Distributions of Principal. On each Distribution Date, the Principal Distribution Amount for such Distribution Date is required to be distributed as follows (with the Principal Remittance Amount being applied first and the Extra Principal Distribution Amount being applied thereafter):
     (1) For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect, in an amount up to the Principal Distribution Amount for such Distribution Date, sequentially:
     (A) sequentially, (x) concurrently, to the Class R, Class RC and Class RX Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero, and (y) concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, until their respective Class Certificate Balances are reduced to zero;
     (B) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, until their respective Class Certificate Balances are reduced to zero; and
     (C) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.
     (2) On each Distribution Date on or after the Stepdown Date so long as a Trigger Event is not in effect, in an amount up to the Principal Distribution Amount for such Distribution Date, sequentially:
     (A) concurrently, to the Class A-1, Class A-2, Class A-3 Certificates, pro rata, in an amount up to the Senior Principal Distribution Amount, until their respective Class Certificate Balances are reduced to zero;
     (B) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, in an amount up to the applicable Subordinated Class Principal Distribution Amount for each such class, until their respective Class Certificate Balances are reduced to zero; and
     (C) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.
Definitions Related to Principal Distributions.
     The “Principal Distribution Amount,” with respect to each Distribution Date, equals:
     (1) the sum of:

     (a) the Principal Remittance Amount for such Distribution Date, and
     (b) the Extra Principal Distribution Amount for such Distribution Date, minus
     (2) the Overcollateralization Reduction Amount.
     “Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.
     “Overcollateralized Amount” for any Distribution Date is the amount, if any, by which (x) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of such Distribution Date (after giving effect to principal prepayments received in the Prepayment Period related to the prior Due Date) exceeds (y) the aggregate Class Certificate Balance of the certificates (after giving effect to distributions of the Principal Remittance Amount to be made on such Distribution Date).
     “Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for such Distribution Date and (ii) the Principal Remittance Amount for such Distribution Date.
     “Extra Principal Distribution Amount” with respect to any Distribution Date is the lesser of (1) the excess, if any, of (A) the Interest Funds on such Distribution Date, over (B) the Interest Distribution Amount on such Distribution Date and (2) the excess, if any, of (A) the Overcollateralization Target Amount, over (B) the Overcollateralization Amount for such Distribution Date.
     “Stated Principal Balance” means for any Mortgage Loan and Due Date, the unpaid principal balance of the Mortgage Loan as of that Due Date, as specified in its amortization schedule at that time (before any adjustment to the amortization schedule for any moratorium or similar waiver or grace period), after giving effect to (i) the payment of principal due on that Due Date, irrespective of any delinquency in payment by the related borrower, (ii) prepayments of principal and the principal portion of liquidation proceeds received with respect to that Mortgage Loan through the last day of the related Prepayment Period, (iii) any Deferred Interest added to the principal balance of that Mortgage Loan pursuant to the terms of the related mortgage note on or prior to that Due Date and (iv) any Deficient Valuation previously applied to reduce the unpaid principal balance of the Mortgage Loan. The Stated Principal Balance of a Liquidated Mortgage Loan is zero.
     “Pool Principal Balance” means the aggregate Stated Principal Balance of the Mortgage Loans.
     “Deficient Valuation” means for any Mortgage Loan, a valuation by a court of competent jurisdiction of the mortgaged property in an amount less than the then-outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any scheduled payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court which is final and non-appealable in a proceeding under the federal bankruptcy code.
     “Prepayment Period” means, with respect to any Distribution Date and related Due Date, the period from the sixteenth day of the calendar month immediately preceding the month in which the Distribution Date occurs (or in the case of the first Distribution Date, from March 1, 2007) through the fifteenth day of the calendar month in which the Distribution Date occurs.
     “Senior Principal Distribution Amount” for any Distribution Date, will equal the excess of:
     (1) the aggregate Class Certificate Balance of the Senior Certificates immediately prior to such Distribution Date, over
     (2) the lesser of (A) the product of (i) (x) 74.750% on any Distribution Date on or after the Stepdown Date and prior to the Distribution Date in April 2013 or (y) 79.800% on any Distribution Date on or after the

Stepdown Date and on or after the Distribution Date in April 2013 and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (B) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) minus the OC Floor.
     “Subordinated Class Principal Distribution Amount” for any class of Subordinated Certificates and Distribution Date will equal the excess of:
     (1) the sum of:
(a)	the aggregate Class Certificate Balance of the Senior Certificates (after taking into account the distribution of the Senior Principal Distribution Amount for such Distribution Date),

(b)	the aggregate Class Certificate Balance of any class(es) of Subordinated Certificates that are senior to the subject class (in each case, after taking into account the distribution of the applicable Subordinated Class Principal Distribution Amount(s) for such more senior class(es) of certificates for such Distribution Date), and

(c)	the Class Certificate Balance of such class of Subordinated Certificates immediately prior to such Distribution Date, over
     (2) the lesser of (a) the product of (x) 100% minus the applicable Stepdown Target Subordination Percentage for the subject class of Subordinated Certificates for that Distribution Date and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) minus the OC Floor;
provided, however, that if such class of Subordinated Certificates is the only class of Subordinated Certificates outstanding on such Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until its Class Certificate Balance is reduced to zero.
     The “Initial Target Subordination Percentage” and “Stepdown Target Subordination Percentage” for each class of subordinated certificates will equal the respective percentages indicated in the following table:

	Initial Target	Stepdown Target	Stepdown Target
	Subordination	Subordination	Subordination
	Percentage	Percentage (1)	Percentage (2)
Class M-1	7.850%	19.625%	15.700%
Class M-2	5.950%	14.875%	11.900%
Class M-3	5.300%	13.250%	10.600%
Class M-4	3.850%	9.625%	7.700%
Class M-5	3.250%	8.125%	6.500%
Class M-6	2.750%	6.875%	5.500%
Class M-7	2.250%	5.625%	4.500%
Class M-8	1.750%	4.375%	3.500%
Class M-9	1.250%	3.125%	2.500%
Class M-10	0.600%	1.500%	1.200%

(1)	For any Distribution Date occurring on or after the Distribution Date occurring in April 2010 and prior to the Distribution Date occurring in April 2013.

(2)	For any Distribution Date occurring on or after the Distribution Date occurring in April 2013.

     The Initial Target Subordination Percentages will not be used to calculate distributions on the Subordinated Certificates, but rather are presented in order to provide a better understanding of the credit enhancement provided by the Subordinated Certificates and the overcollateralization amount. The Initial Target Subordination Percentage for any class of Subordinated Certificates is equal to a fraction, expressed as a percentage, the numerator of which is equal to the aggregate initial Class Certificate Balance of any class(es) of certificates subordinate to the subject class plus the initial Overcollateralization Target Amount and the denominator of which is equal to the Cut-off Date Pool Principal Balance.
     “OC Floor” means an amount equal to 0.50% of the Cut-off Date Pool Principal Balance.
     “Overcollateralization Target Amount” means with respect to any Distribution Date (a) prior to the Stepdown Date, an amount equal to 0.60% of the aggregate Stated Principal Balance of the Mortgage Loans as of the cut-off date and (b) on or after the Stepdown Date, the greater of (i) (x) for any Distribution Date on or after the Stepdown Date but prior to the Distribution Date in April 2013, an amount equal to 1.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (y) for any Distribution Date on or after the Stepdown Date and on or after the Distribution Date in April 2013, an amount equal to 1.20% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of that Distribution Date (after giving effect to principal prepayments received in the related Prepayment Period) and (ii) the OC Floor.
provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.
     “Stepdown Date” is the earlier to occur of:
     (1) the Distribution Date after the Distribution Date on which the aggregate Class Certificate Balance of the Senior Certificates is reduced to zero, and
     (2) the later to occur of (x) the Distribution Date in April 2010 and (y) the first Distribution Date on which a fraction, the numerator of which is the excess of the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of the current Distribution Date (after giving effect to principal prepayments received in the Prepayment Period related to that Due Date) over the aggregate Class Certificate Balance of the Senior Certificates (after taking into account distributions of the Principal Remittance Amount) for such Distribution Date, and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans as of the Due Date in the month of the current Distribution Date (after giving effect to principal prepayments received in the Prepayment Period related to that Due Date), is greater than or equal to (a) on any Distribution Date prior to the Distribution Date in April 2013, 25.250% and (b) on any Distribution Date on or after the Distribution Date in April 2013, 20.200%.
     A “Trigger Event” is in effect with respect to any Distribution Date on or after the Stepdown Date if either a Delinquency Trigger Event is in effect with respect to that Distribution Date or a Cumulative Loss Trigger Event is in effect with respect to that Distribution Date.
     A “Delinquency Trigger Event” is in effect with respect to a Distribution Date on or after the Stepdown Date if the Rolling Sixty Day Delinquency Rate for the outstanding Mortgage Loans equals or exceeds the product of the Senior Enhancement Percentage and (i) 27.700% for each Distribution Date prior to the Distribution Date in April 2013 or (ii) 34.650% for each Distribution Date on or after the Distribution Date in April 2013.
     The “Senior Enhancement Percentage” with respect to a Distribution Date on or after the Stepdown Date is equal to a fraction (expressed as a percentage) of:

     (1) the numerator of which is the excess of:
     (a) the aggregate Stated Principal Balance of the Mortgage Loans for the preceding Distribution Date over
     (b) (i) before the aggregate Class Certificate Balance of the Senior Certificates has been reduced to zero, the aggregate Class Certificate Balance of the Senior Certificates, or (ii) after such time, the Class Certificate Balance of the most senior class of Subordinated Certificates outstanding, as of the business day immediately preceding the Distribution Date in the calendar month prior to the month of such Distribution Date,
     (2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans for the preceding Distribution Date.
     A “Cumulative Loss Trigger Event” is in effect with respect to any Distribution Date on or after the Stepdown Date if the aggregate amount of Realized Losses on the Mortgage Loans from (and including) the cut-off date for each such Mortgage Loan to (and including) the related Due Date (reduced by the aggregate amount of Subsequent Recoveries received from the cut-off date through the Prepayment Period related to that Due Date) exceeds the applicable percentage, for such Distribution Date, of the Cut-off Date Pool Principal Balance, as set forth below:

Distribution Date	Percentage
April 2009 – March 2010	0.150% with respect to April 2009, plus an additional 1/12th of 0.200% for each month thereafter through March 2010
April 2010 – March 2011	0.350% with respect to April 2010, plus an additional 1/12th of 0.250% for each month thereafter through March 2011
April 2011 – March 2012	0.600% with respect to April 2011, plus an additional 1/12th of 0.250% for each month thereafter through March 2012
April 2012 – March 2013	0.850% with respect to April 2012, plus an additional 1/12th of 0.350% for each month thereafter through March 2013
April 2013 – March 2014	1.200% with respect to April 2013, plus an additional 1/12th of 0.100% for each month thereafter through March 2014
April 2014 and thereafter	1.300%
     The “Rolling Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date is the average of the Sixty-Day Delinquency Rates for such Distribution Date and the two immediately preceding Distribution Dates.
     The “Sixty-Day Delinquency Rate,” with respect to any Distribution Date on or after the Stepdown Date is a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance for such Distribution Date of all Mortgage Loans that were 60 or more days delinquent as of the close of business on the last day of the calendar month preceding such Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for such Distribution Date of the Mortgage Loans as of the related Due Date (after giving effect to principal prepayments, the principal portion of any liquidation proceeds and any Subsequent Recoveries received in the Prepayment Period related to that prior Due Date).
     A “Realized Loss” with respect to any Distribution Date and any defaulted Mortgage Loan, is the excess of the Stated Principal Balance of such defaulted Mortgage Loan over the liquidation proceeds allocated to principal that have been received with respect to such Mortgage Loan on or at any time prior to the Due Date after such Mortgage Loan has been liquidated.

     “Subsequent Recoveries” are unexpected recoveries received after the determination by the master servicer that it has received all proceeds it expects to receive, with respect to the liquidation of a Mortgage Loan that resulted in a Realized Loss (other than the amount of such net recoveries representing any profit realized by the master servicer in connection with the liquidation of any Mortgage Loan and net of reimbursable expenses) in a month prior to the month of the receipt of such recoveries.
Residual Certificates
     Each of the Class R, Class RC and Class RX Certificates will receive a distribution of $100 of principal on the first Distribution Date, after which their Class Certificate Balance will equal zero. The Class R, Class RC and Class RX Certificates will remain outstanding for so long as the issuing entity will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date the holders of the Class R, Class RC and Class RX Certificates will be entitled to receive certain additional distributions as provided in the pooling and servicing agreement. It is not anticipated that there will be any significant amounts remaining for such distribution to the Class R, Class RC or Class RX Certificates.
Overcollateralization Provisions
     The weighted average Adjusted Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the classes of certificates. As a result, interest collections on the Mortgage Loans are expected to be generated in excess of the amount of interest payable to the holders of the certificates and the related fees and expenses payable by the issuing entity. The Excess Cashflow, if any, will be applied on each Distribution Date as a payment of principal on the class or classes of certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described.
     The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amount remaining as set forth in clause (3) under “—Interest” above which is the amount remaining after the distribution of interest to the holders of the certificates for such Distribution Date and (ii) the amount remaining as set forth in clauses (1)(C) or (2)(C), as applicable, under “—Principal” above which is the amount remaining after the distribution of principal to the holders of the certificates for such Distribution Date.
     With respect to any Distribution Date, any Excess Cashflow will be paid to the classes of certificates in the following order, in each case to the extent of the remaining Excess Cashflow:
     (1) to the class or classes of certificates then entitled to receive distributions in respect of principal, in an amount equal to the Extra Principal Distribution Amount, distributable as part of the Principal Distribution Amount as described under “—Principal” above;
     (2) to the Carryover Reserve Fund and then from the Carryover Reserve Fund, concurrently, to the Class A-1, Class A-2 and Class A-3 Certificates, pro rata, to the extent needed to pay any Net Rate Carryover for each such class;
     (3) to the Carryover Reserve Fund and then from the Carryover Reserve Fund, sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, to the extent needed to pay any Net Rate Carryover for each such class;
     (4) to fund distributions to the holders of the Class CP, Class R, Class RC and Class RX Certificates in each case in the amounts specified in the pooling and servicing agreement.
Calculation of One-Month LIBOR
     The LIBOR Certificates will bear interest during each Accrual Period at the applicable rate determined under “—Interest”.

     On the second LIBOR Business Day preceding the commencement of each Accrual Period for the LIBOR Certificates (each such date, an “Interest Determination Date”), the trustee will determine the London interbank offered rate for one-month United States dollar deposits (“One-Month LIBOR”) for such Accrual Period on the basis of such rate as it is quoted on the Bloomberg Terminal for that Interest Determination Date. If such rate is not quoted on the Bloomberg terminal (or such other service, or if such service is no longer offered, such other service for displaying LIBOR or comparable rates as may be reasonably selected by the trustee), One-Month LIBOR for the applicable Accrual Period will be the Reference Bank Rate as defined in this free writing prospectus. If no such quotations can be obtained and no Reference Bank Rate is available, One-Month LIBOR will be the One-Month LIBOR applicable to the preceding Accrual Period. The “Reference Bank Rate” with respect to any Accrual Period, means the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of 0.0125%) of the offered rates for United States dollar deposits for one month that are quoted by the Reference Banks as of 11:00 a.m., New York City time, on the related Interest Determination Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Class Certificate Balance of all LIBOR Certificates for such Accrual Period, provided that at least two such Reference Banks provide such rate. If fewer than two offered rates appear, the Reference Bank Rate will be the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of 0.03125%) of the rates quoted by one or more major banks in New York City, selected by the trustee, as of 11:00 a.m., New York City time, on such date for loans in U.S. dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Class Certificate Balance of all LIBOR Certificates for such Accrual Period. As used in this section, “LIBOR Business Day” means a day on which banks are open for dealing in foreign currency and exchange in London and New York City; and “Reference Banks” means leading banks selected by the trustee and engaged in transactions in Eurodollar deposits in the international Eurocurrency market:
(1)	with an established place of business in London,

(2)	which have been designated as such by the trustee and

(3)	which are not controlling, controlled by, or under common control with, the depositor, Countrywide Servicing or any successor master servicer.
     The establishment of One-Month LIBOR on each Interest Determination Date by the trustee and the trustee’s calculation of the rate of interest applicable to the LIBOR Certificates for the related Accrual Period will (in the absence of manifest error) be final and binding.
Carryover Reserve Fund
     The pooling and servicing agreement requires the trustee to establish an account (the “Carryover Reserve Fund”), which is held in trust by the trustee on behalf of the holders of the LIBOR Certificates. On the closing date, the depositor will deposit or cause to be deposited $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC.
     On each Distribution Date, to the extent that Excess Cashflow is available as described under “—Overcollateralization Provisions” above, the trustee will deposit in the Carryover Reserve Fund the amount needed to pay any Net Rate Carryover on the offered certificates as described under “—Overcollateralization Provisions” above.
Applied Realized Loss Amounts
     After the credit enhancement provided by Excess Cashflow and Overcollateralization, if any, has been exhausted, collections otherwise payable to the Subordinated Certificates will comprise the sole source of funds from which credit enhancement is provided to the Senior Certificates.
     If on any Distribution Date, after giving effect to the distributions described above, the aggregate Class Certificate Balance of the Senior Certificates and the Subordinated Certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the amount of such excess will be applied to reduce the Class Certificate

Balances of the Class M-10, Class M-9, Class M-8, Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2, Class M-1, Class A-3 and Class A-2 Certificates, in that order, in each case until their respective Class Certificate Balances are reduced to zero. Realized losses will not be allocated to the Class A-1 Certificates. Any such reduction described in this paragraph is an “Applied Realized Loss Amount.”
     Interest on any class of certificates, the Class Certificate Balance of which has been reduced through the application of Applied Realized Loss Amounts as described above will accrue for the related class of certificates on the Class Certificate Balance as so reduced unless the Class Certificate Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Class Certificate Balance of such class as described in the definition of Class Certificate Balance above.

Annex I
Global Clearance, Settlement And Tax Documentation Procedures
     Except in certain limited circumstances, the Offered Certificates will be offered globally (the “Global Securities”) and will be available only in book-entry form. Investors in the Global Securities may hold Such Global Securities through any of The Depository Trust Company (“DTC”), Clearstream or Euroclear. The Global Securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.
     Secondary market trading between investors holding Global Securities through Clearstream and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).
     Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.
     Secondary cross-market trading between Clearstream or Euroclear and DTC Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream and Euroclear (in such capacity) and as DTC Participants.
     Non-U.S. holders (as described below) of Global Securities will be Subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.
Initial Settlement
     All Global Securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as DTC Participants.
     Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to conventional eurobonds, except that there will be no temporary global Security and no “lock-up” or restricted period. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.
     Investors electing to hold their Global Securities through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.
Secondary Market Trading
     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.
     Trading between DTC Participants. Secondary market trading between DTC Participants will be settled using the procedures applicable to prior mortgage loan asset-backed certificates issues in same-day funds.
     Trading between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.
     Trading between DTC Seller and Clearstream or Euroclear purchaser. When Global Securities are to be transferred from the account of a DTC Participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser will send instructions to Clearstream or Euroclear through a Clearstream Participant or Euroclear Participant at least one business day prior to settlement. Clearstream or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of a 360-day year and either twelve 30-day months or the actual number of days in the related accrual period, as applicable. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary of the DTC Participant’s account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream Participant’s or Euroclear Participant’s account. The Securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream or Euroclear cash debt will be valued instead as of the actual settlement date.
     Clearstream Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the Global Securities are credited to their accounts one day later.
     As an alternative, if Clearstream or Euroclear has extended at line of credit to them, Clearstream Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream Participant’s or Euroclear Participant’s particular cost of funds.
     Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.
     Trading between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to Clearstream or Euroclear through a Clearstream Participant or Euroclear Participant at least one business day prior to settlement. In these cases Clearstream or Euroclear will instruct the respective Depositary, as appropriate, to deliver the Global Securities to the DTC Participant’s account against payment. Payment will include interest accrued on the Global Securities from and including the last Coupon payment to and excluding the settlement date on the basis of a 360-day year and either twelve 30-day months or the actual number of days in the related accrual period, as applicable. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream Participant’s or Euroclear Participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream Participant’s or Euroclear Participant’s account would instead be valued as of the actual settlement date.
     Finally, day traders that use Clearstream or Euroclear and that purchase Global Securities from DTC Participants for delivery to Clearstream Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

     1. borrowing through Clearstream or Euroclear accounts) for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing System’s Customary procedures;
     2. borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Clearstream or Euroclear account in order to settle the sale side of the trade; or
     3. staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Clearstream Participant or Euroclear Participant.
Certain U.S. Federal Income Tax Documentation Requirements
     A beneficial owner of Global Securities holding Securities through Clearstream or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business in the chain of intermediaries between Such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and (ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:
     Exemption for non-U.S. Persons (Form W-8BEN). Beneficial owners of Global Securities that are non-U.S. Persons can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Non-U.S. Persons that are Certificate Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of such change.
     Exemption for non-U.S. Persons with effectively connected income (Form W-8ECI). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States).
     Exemptions for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification).
     U.S. Federal Income Tax Reporting Procedure. The Certificate Owner of a Global Security files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8BEN and Form W-8ECI are effective until the third succeeding calendar year from the date such form is signed.
     The term “U.S. Person” means (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership for United States federal income tax purposes organized in or under the laws of the United States or any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations provide otherwise) or (iii) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source, or (iv) a trust if a Court within the United States is able to exercise primary Supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons will also be a U.S. Person. This Summary does not deal with all aspects of U.S. Federal income tax withholding that may be relevant to foreign holders of the Global Securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the Global Securities.

Annex A
The Mortgage Pool
     The following information sets forth certain characteristics of the Mortgage Loans in the Mortgage Pool, as of the cut-off date. Other than with respect to rates of interest, percentages are approximate and are stated in each case by aggregate Stated Principal Balance of the Mortgage Loans, as of the cut-off date. Due to rounding, the sum in any column of the following tables may not equal the indicated value.
Loan Programs

						Weighted		Weighted
				Average	Weighted	Average		Average
	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO	Value Ratio
Type of Program	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Credit Score	(%)
One-Year MTA	1,807	$726,337,987.70	100.00%	401,957.93	6.562	392	708	73.10

Total	1,807	$726,337,987.70	100.00%

Current Mortgage Rates(1)

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
Range of Current	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
Mortgage Rates (as	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
so adjusted) (%)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
4.750 and Below	492	$196,719,755.80	27.08%	399,836.90	1.886	391	707	71.15
6.251 - 6.750	8	2,922,653.44	0.40	365,331.68	6.588	425	752	69.17
6.751 - 7.250	24	16,205,486.65	2.23	675,228.61	7.139	388	738	66.81
7.251 - 7.750	114	56,125,485.78	7.73	492,328.82	7.630	379	727	68.05
7.751 - 8.250	416	163,048,872.03	22.45	391,944.40	8.111	389	717	73.92
8.251 - 8.750	628	237,361,334.60	32.68	377,963.91	8.529	400	699	75.48
8.751 and Above	125	53,954,399.40	7.43	431,635.20	8.998	384	691	74.56

Total	1,807	$726,337,987.70	100.00%

(1)	The lender acquired mortgage insurance mortgage loans are shown in the preceding table net of the interest premium charge by the related lenders. As of the cut-off date, the weighted average current mortgage rate of the Mortgage Loans (as so adjusted) is expected to be approximately 6.542% per annum. Without the adjustment, the weighted average current mortgage rate of the Mortgage Loans is expected to be approximately 6.562% per annum.

Current Mortgage Loan Principal Balances(1)

						Weighted		Weighted
				Average	Weighted	Average		Average
Range of	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
Current Mortgage	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
Loan Principal	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Value Ratio
Balances ($)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
0.01— 50,000.00	4	$180,491.31	0.02%	45,122.83	7.154	420	704	71.35
50,000.01—100,000.00	40	3,469,546.21	0.48	86,738.66	6.121	379	719	63.90
100,000.01—150,000.00	127	16,438,248.71	2.26	129,435.03	6.379	381	709	72.64
150,000.01—200,000.00	200	35,369,855.97	4.87	176,849.28	6.634	381	709	74.56
200,000.01—250,000.00	224	50,870,019.02	7.00	227,098.30	6.798	391	702	75.58
250,000.01—300,000.00	212	58,255,944.16	8.02	274,792.19	6.923	384	704	75.52
300,000.01—350,000.00	191	62,192,983.68	8.56	325,617.72	6.484	393	703	75.79
350,000.01—400,000.00	152	57,421,018.31	7.91	377,769.86	6.668	399	702	75.36
400,000.01—450,000.00	112	47,698,623.21	6.57	425,880.56	6.562	398	707	76.08
450,000.01—500,000.00	112	53,442,022.27	7.36	477,160.91	6.484	400	707	74.42
500,000.01—550,000.00	81	42,367,606.63	5.83	523,056.87	6.959	396	703	74.40
550,000.01—600,000.00	71	41,023,432.54	5.65	577,794.82	6.438	403	711	73.99
600,000.01—650,000.00	60	37,996,765.59	5.23	633,279.43	6.900	389	706	72.23
650,000.01—700,000.00	31	20,810,777.76	2.87	671,315.41	6.605	405	719	70.75
700,000.01—750,000.00	29	21,079,115.49	2.90	726,866.05	7.429	397	705	71.21
750,000.01—1,000,000.00	100	88,016,741.70	12.12	880,167.42	5.655	384	713	70.41
1,000,000.01—1,500,000.00	43	55,536,975.32	7.65	1,291,557.57	6.126	390	720	67.97
1,500,000.01—2,000,000.00	12	20,876,854.81	2.87	1,739,737.90	7.580	390	707	68.21
2,000,000.01 and Above	6	13,290,965.01	1.83	2,215,160.84	7.410	380	724	62.66

Total	1,807	$726,337,987.70	100.00%

(1)	As of the cut-off date, the average current mortgage loan principal balance of the Mortgage Loans is approximately $401,958.
FICO Credit Scores(1)

						Weighted		Weighted
				Average	Weighted	Average		Average
	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
Range of	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Value Ratio
FICO Credit Scores	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
659 and Below	249	$86,370,929.36	11.89%	346,871.20	6.873	396	641	73.41
660—679	298	118,461,183.35	16.31	397,520.75	6.684	400	669	74.40
680—699	320	131,391,453.76	18.09	410,598.29	6.648	390	689	74.14
700—719	294	123,442,620.35	17.00	419,872.86	6.462	392	709	72.71
720 and Above	646	266,671,800.88	36.71	412,804.65	6.412	388	756	72.08

Total	1,807	$726,337,987.70	100.00%

(1)	As of the cut-off date, the weighted average FICO Credit Score of the mortgagors related to the Mortgage Loans is approximately 708.

Documentation Programs

						Weighted		Weighted
				Average	Weighted	Average		Average
	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
Documentation	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Value Ratio
Program	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
Full/Alternative	198	$63,197,072.89	8.70%	319,177.14	6.528	383	714	73.84
No Ratio	12	4,459,718.56	0.61	371,643.21	8.685	417	694	71.34
No Income/No Asset	4	798,259.61	0.11	199,564.90	8.555	395	658	67.40
Reduced	1,346	580,631,848.19	79.94	431,375.82	6.529	393	706	73.17
Stated Income/Stated Asset	247	77,251,088.45	10.64	312,757.44	6.702	389	718	72.12

Total	1,807	$726,337,987.70	100.00%

Original Loan-to-Value Ratios(1)(2)

						Weighted		Weighted
				Average	Weighted	Average		Average
	Number	Aggregate		Principal	Average	Remaining	Weighted	Original
Range of Original	of	Principal	Percent of	Balance	Current	Term to	Average	Loan-to-
Loan-to-Value Ratios	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Value Ratio
(%)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
50.00 and Below	89	$31,694,538.97	4.36%	356,118.42	5.506	385	724	40.59
50.01 - 55.00	39	16,532,456.95	2.28	423,909.15	6.080	384	706	52.95
55.01 - 60.00	68	37,025,154.82	5.10	544,487.57	5.936	402	723	58.09
60.01 - 65.00	91	46,952,849.26	6.46	515,965.38	5.573	392	714	63.22
65.01 - 70.00	272	122,567,698.48	16.87	450,616.54	6.347	392	706	68.83
70.01 - 75.00	218	100,968,098.01	13.90	463,156.41	6.712	389	699	73.70
75.01 - 80.00	872	328,856,409.02	45.28	377,128.91	6.819	392	708	79.57
80.01 - 85.00	7	1,758,800.30	0.24	251,257.19	8.281	369	717	84.06
85.01 - 90.00	119	31,256,649.21	4.30	262,660.92	7.549	395	702	89.40
90.01 - 95.00	32	8,725,332.68	1.20	272,666.65	7.037	407	712	94.57

Total	1,807	$726,337,987.70	100.00%

(1)	As of the cut-off date, the weighted average original Loan-to-Value Ratio of the Mortgage Loans is approximately 73.10%.

(2)	Does not take into account any secondary financing on the Mortgage Loans that may exist at the time of origination.

Original Combined Loan-to-Value Ratios(1)(2)

						Weighted
				Average	Weighted	Average		Weighted
Range of	Number	Aggregate		Principal	Average	Remaining	Weighted	Average
Original Combined	of	Principal	Percent of	Balance	Current	Term to	Average	Original
Loan-to-Value	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	FICO Credit	Loan-to-Value
Ratios (%)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	Ratio (%)
50.00 and Below	86	$30,325,420.26	4.18%	352,621.17	5.498	385	724	40.61
50.01 - 55.00	37	15,989,424.19	2.20	432,146.60	6.124	383	707	52.95
55.01 - 60.00	62	34,050,441.66	4.69	549,200.67	5.845	399	725	58.06
60.01 - 65.00	77	36,598,963.70	5.04	475,311.22	5.481	389	718	62.96
65.01 - 70.00	193	91,926,164.60	12.66	476,301.37	6.188	392	707	68.63
70.01 - 75.00	184	79,295,738.20	10.92	430,955.10	6.768	385	698	72.58
75.01 - 80.00	532	198,160,715.68	27.28	372,482.55	6.467	384	714	78.71
80.01 - 85.00	59	26,537,929.90	3.65	449,795.42	6.358	394	709	76.01
85.01 - 90.00	541	203,203,405.57	27.98	375,607.03	7.243	403	699	79.27
90.01 - 95.00	36	10,249,783.94	1.41	284,716.22	7.293	400	709	92.41

Total	1,807	$726,337,987.70	100.00%

(1)	As of the cut-off date, the weighted average original Combined Loan-to-Value Ratio of the Mortgage Loans is approximately 76.63%.

(2)	Takes into account any secondary financing on the Mortgage Loans that may exist at the time of origination.
State Distribution of Mortgaged Properties(1)

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
State	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
California	793	$383,420,915.34	52.79%	483,506.83	6.762	398	708	71.96
Florida	308	103,868,663.92	14.30	337,235.92	6.108	393	704	75.69
Arizona	79	28,745,871.12	3.96	363,871.79	7.437	387	719	70.96
Illinois	61	23,609,886.27	3.25	387,047.32	3.988	367	697	67.41
Nevada	54	17,369,054.26	2.39	321,649.15	7.935	404	708	79.07
New Jersey	44	17,066,826.27	2.35	387,882.42	5.584	365	698	73.95
New York	34	16,578,590.36	2.28	487,605.60	6.326	405	709	70.83
Other	434	135,678,180.16	18.68	312,622.53	6.584	381	712	75.18

Total	1,807	$726,337,987.70	100.00%

(1)	The Other row in the preceding table includes 33 other states and the District of Columbia with under 2% concentrations individually. As of the cut-off date, no more than approximately 0.763% of the Mortgage Loans will be secured by mortgaged properties located in any one postal zip code area.

Loan Purpose

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
Loan Purpose	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
Purchase	355	$138,176,723.30	19.02%	389,230.21	6.871	391	718	78.92
Refinance (Rate/Term)	515	215,293,763.73	29.64	418,046.14	6.158	395	704	72.46
Refinance (Cash-Out).	937	372,867,500.67	51.34	397,937.57	6.682	391	707	71.30

Total	1,807	$726,337,987.70	100.00%

Types of Mortgaged Properties(1)

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
Property Type	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
2 to 4 Family Residence	120	$50,151,467.10	6.90%	417,928.89	6.643	402	703	72.72
Low-rise Condominium	174	49,244,152.65	6.78	283,012.37	6.457	395	722	76.67
High-rise Condominium	42	19,897,710.36	2.74	473,755.01	5.799	397	715	75.16
Cooperative	1	325,000.00	0.04	325,000.00	1.250	360	696	73.86
Planned Unit Development	306	129,424,411.12	17.82	422,955.59	6.638	392	710	74.29
Single Family Residence	1,164	477,295,246.47	65.71	410,047.46	6.580	390	706	72.36

Total	1,807	$726,337,987.70	100.00%

(1)	Treated as real property.
Occupancy Types(1)

						Weighted		Weighted
				Average	Weighted	Average	Weighted	Average
	Number	Aggregate		Principal	Average	Remaining	Average	Original
	of	Principal	Percent of	Balance	Current	Term to	FICO	Loan-to-
	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Maturity	Credit	Value Ratio
Occupancy Type	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
Investment Property	331	$97,022,181.36	13.36%	293,118.37	7.374	396	714	71.36
Primary Residence	1,366	586,938,836.54	80.81	429,677.04	6.454	393	707	73.22
Secondary Residence	110	42,376,969.80	5.83	385,245.18	6.212	375	708	75.30

Total	1,807	$726,337,987.70	100.00%

(1)	Based upon representations of the related borrowers at the time of origination.

Remaining Terms to Maturity(1)

							Weighted
				Average	Weighted	Weighted	Average
	Number	Aggregate		Principal	Average	Average	Original
	of	Principal	Percent of	Balance	Current	FICO	Loan-to-
Remaining Term	Mortgage	Balance	Mortgage	Outstanding	Mortgage	Credit	Value Ratio
to Maturity (Months)	Loans	Outstanding	Loans	($)	Rate (%)	Score	(%)
345	1	$156,509.42	0.02%	156,509.42	8.375	700	80.00
353	1	295,703.09	0.04	295,703.09	8.250	640	80.00
355	3	1,220,809.09	0.17	406,936.36	8.214	669	73.54
356	7	2,402,348.99	0.33	343,192.71	8.888	665	73.67
357	16	5,615,434.21	0.77	350,964.64	8.565	694	69.92
358	176	81,756,247.92	11.26	464,524.14	6.983	719	72.44
359	680	267,128,748.44	36.78	392,836.39	7.255	712	72.74
360	451	169,524,288.00	23.34	375,885.34	4.966	703	73.29
472	1	662,301.21	0.09	662,301.21	7.875	630	65.00
474	1	122,747.64	0.02	122,747.64	8.375	644	59.02
475	4	2,824,376.86	0.39	706,094.22	8.387	683	72.80
476	7	2,159,406.07	0.30	308,486.58	8.440	704	84.58
477	8	4,945,800.65	0.68	618,225.08	8.758	728	73.19
478	40	17,202,726.87	2.37	430,068.17	8.388	733	71.65
479	133	56,496,110.24	7.78	424,782.78	8.293	706	71.92
480	278	113,824,429.00	15.67	409,440.39	5.520	698	74.87

Total	1,807	$726,337,987.70	100.00%

(1)	As of the cut-off date, the weighted average remaining term to maturity of the Mortgage Loans is approximately 392 months.
Gross Margins(1)

						Weighted		Weighted
				Average		Average	Weighted	Average
	Number	Aggregate		Principal	Weighted	Remaining	Average	Original
	of	Principal	Percent of	Balance	Average	Term to	FICO	Loan-to-
Range of	Mortgage	Balance	Mortgage	Outstanding	Current Mortgage	Maturity	Credit	Value Ratio
Gross Margins (%)	Loans	Outstanding	Loans	($)	Rate (%)	(Months)	Score	(%)
0.901 - 1.400	3	$802,923.13	0.11%	267,641.04	6.375	431	773	68.89
1.401 - 1.900	6	2,555,730.31	0.35	425,955.05	5.702	412	736	71.10
1.901 - 2.400	31	22,882,841.43	3.15	738,156.18	6.206	384	738	64.21
2.401 - 2.900	173	79,254,095.02	10.91	458,116.16	6.840	379	723	69.81
2.901 - 3.400	643	239,482,793.33	32.97	372,446.02	7.016	391	717	73.25
3.401 - 3.900	742	307,951,729.25	42.40	415,029.28	5.946	398	697	73.42
3.901 - 4.400	170	62,803,114.13	8.65	369,430.08	7.435	385	699	75.70
4.401 - 4.900	34	9,191,803.75	1.27	270,347.17	7.828	380	703	89.29
4.901 - 5.400	5	1,412,957.35	0.19	282,591.47	8.876	385	638	90.26

Total	1,807	$726,337,987.70	100.00%

(1)	As of the cut-off date, the weighted average gross margin of the Mortgage Loans is approximately 3.396%.

Maximum Mortgage Rates(1)

						Weighted
					Weighted	Average	Weighted	Weighted
	Number	Aggregate		Average	Average	Remaining	Average	Average
Range of	of	Principal	Percent of	Principal	Current	Term to	FICO	Original
Maximum Mortgage	Mortgage	Balance	Mortgage	Balance	Mortgage	Maturity	Credit	Loan-to-Value
Rates (%)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
9.750 and Below	1	$369,217.78	0.05%	369,217.78	7.875	359	728	76.68
9.751 - 10.250	1,749	710,039,707.30	97.76	405,968.96	6.532	392	708	72.77
10.251 - 10.750	10	3,622,990.28	0.50	362,299.03	8.433	385	711	84.99
10.751 - 11.250	35	9,206,652.68	1.27	263,047.22	8.344	392	707	88.71
11.251 - 11.750	9	2,218,938.40	0.31	246,548.71	5.287	388	694	90.01
12.251 - 12.750	1	190,000.00	0.03	190,000.00	2.750	360	677	79.83
12.751 - 13.250	1	199,671.26	0.03	199,671.26	8.500	359	620	80.00
14.751 and Above	1	490,810.00	0.07	490,810.00	8.375	359	715	80.00

Total	1,807	$726,337,987.70	100.00%

(1)	As of the cut-off date, the weighted average maximum mortgage rate of the Mortgage Loans is approximately 9.978%.
Minimum Mortgage Rates(1)

						Weighted
					Weighted	Average	Weighted	Weighted
	Number	Aggregate		Average	Average	Remaining	Average	Average
Range of	of	Principal	Percent of	Principal	Current	Term to	FICO	Original
Minimum Mortgage	Mortgage	Balance	Mortgage	Balance	Mortgage	Maturity	Credit	Loan-to-Value
Rates (%)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
0.901 - 1.400	3	$802,923.13	0.11%	267,641.04	6.375	431	773	68.89
1.401 - 1.900	6	2,555,730.31	0.35	425,955.05	5.702	412	736	71.10
1.901 - 2.400	31	22,882,841.43	3.15	738,156.18	6.206	384	738	64.21
2.401 - 2.900	173	79,254,095.02	10.91	458,116.16	6.840	379	723	69.81
2.901 - 3.400	643	239,482,793.33	32.97	372,446.02	7.016	391	717	73.25
3.401 - 3.900	742	307,951,729.25	42.40	415,029.28	5.946	398	697	73.42
3.901 - 4.400	170	62,803,114.13	8.65	369,430.08	7.435	385	699	75.70
4.401 - 4.900	34	9,191,803.75	1.27	270,347.17	7.828	380	703	89.29
4.901 - 5.400	5	1,412,957.35	0.19	282,591.47	8.876	385	638	90.26

Total	1,807	$726,337,987.70	100.00%

(1)	As of the cut-off date, the weighted average minimum mortgage rate of the Mortgage Loans is approximately 3.396%.

Initial Rate Adjustment Dates

						Weighted
					Weighted	Average	Weighted	Weighted
	Number	Aggregate		Average	Average	Remaining	Average	Average
	of	Principal	Percent of	Principal	Current	Term to	FICO	Original
Initial Rate	Mortgage	Balance	Mortgage	Balance	Mortgage	Maturity	Credit	Loan-to-Value
Adjustment Date	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
January 1, 2006	1	$156,509.42	0.02%	156,509.42	8.375	345	700	80.00
August 1, 2006	1	662,301.21	0.09	662,301.21	7.875	472	630	65.00
September 1, 2006	1	295,703.09	0.04	295,703.09	8.250	353	640	80.00
October 1, 2006	1	122,747.64	0.02	122,747.64	8.375	474	644	59.02
November 1, 2006	6	3,673,008.65	0.51	612,168.11	8.280	435	682	71.31
December 1, 2006	14	4,561,755.06	0.63	325,839.65	8.676	413	683	78.83
January 1, 2007	24	8,516,949.93	1.17	354,872.91	8.603	398	696	76.14
February 1, 2007	191	81,881,955.87	11.27	428,701.34	8.327	383	721	74.37
March 1, 2007	740	282,057,871.03	38.83	381,159.29	8.308	384	710	73.51
April 1, 2007	729	291,388,971.89	40.12	399,710.52	5.086	406	702	73.24
May 1, 2007	77	45,820,463.91	6.31	595,070.96	1.957	366	714	66.19
June 1, 2007	22	7,199,750.00	0.99	327,261.36	2.250	385	734	74.59

Total	1,807	$726,337,987.70	100.00%

Maximum Negative Amortization(1)

						Weighted
					Weighted	Average	Weighted
				Average	Average	Remaining	Average	Weighted
Maximum	Number of	Aggregate	Percent of	Principal	Current	Term to	FICO	Average Original
Negative	Mortgage	Principal Balance	Mortgage	Balance	Mortgage	Maturity	Credit	Loan-to-Value
Amortization (%)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	Ratio (%)
110	49	$22,749,878.35	3.13%	464,283.23	6.903	392	709	72.57
115	1,756	702,802,285.66	96.76	400,229.09	6.549	392	708	73.10
125	2	785,823.69	0.11	392,911.85	9.133	478	742	81.15

Total	1,807	$726,337,987.70	100.00%

(1)	Reflects maximum allowable percentage of original unpaid principal balance.
Fixed Rate Periods at Origination

						Weighted
					Weighted	Average		Weighted
				Average	Average	Remaining	Weighted	Average
	Number of	Aggregate	Percent of	Principal	Current	Term to	Average	Original Loan-
Fixed Rate	Mortgage	Principal Balance	Mortgage	Balance	Mortgage	Maturity	FICO Credit	to-Value Ratio
Period (months)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	(%)
0	579	$247,879,528.43	34.13%	428,116.63	8.229	400	704	73.61
1	1,105	407,409,600.94	56.09	368,696.47	6.303	391	708	74.06
3	123	71,048,858.33	9.78	577,632.99	2.236	368	721	65.81

Total	1,807	$726,337,987.70	100.00%

Prepayment Charge Periods at Origination

						Weighted
					Weighted	Average		Weighted
				Average	Average	Remaining	Weighted	Average
Prepayment	Number of	Aggregate	Percent of	Principal	Current	Term to	Average	Original Loan-
Charge Period	Mortgage	Principal Balance	Mortgage	Balance	Mortgage	Maturity	FICO Credit	to-Value Ratio
(months)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	(%)
0	302	$141,554,909.10	19.49%	468,724.86	5.532	377	723	71.08
12	578	233,868,100.37	32.20	404,616.09	7.059	378	708	71.67
30	3	1,986,004.47	0.27	662,001.49	6.254	459	735	73.00
36	924	348,928,973.76	48.04	377,628.76	6.649	407	702	74.87

Total	1,807	$726,337,987.70	100.00%

Initial Payment Recast Periods

						Weighted
					Weighted	Average		Weighted
				Average	Average	Remaining	Weighted	Average
Initial Payment	Number of	Aggregate	Percent of	Principal	Current	Term to	Average	Original Loan-
Recast Period	Mortgage	Principal Balance	Mortgage	Balance	Mortgage	Maturity	FICO Credit	to-Value Ratio
(months)	Loans	Outstanding	Loans	Outstanding ($)	Rate (%)	(Months)	Score	(%)
60	591	$227,148,307.35	31.27%	384,345.70	7.350	386	712	72.78
120	1,216	499,189,680.35	68.73	410,517.83	6.204	394	706	73.24

Total	1,807	$726,337,987.70	100.00%